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                                                                  EXHIBIT 99


COMPASS BANCSHARES ANNOUNCES AUTHORIZATION FOR ADDITIONAL SHARE REPURCHASE
PROGRAM

Thursday January 16, 1:20 pm ET

BIRMINGHAM, Ala.--(BUSINESS WIRE)--Jan. 16, 2003-- Sunbelt-based Compass Bancshares, Inc. (Nasdaq: CBSS) announced that its board of directors has authorized an additional share repurchase program allowing for the purchase of up to five percent of Compass' outstanding common stock. This authorization is in addition to the board of directors' previous authorization in August 2001 to purchase up to five percent of Compass' then outstanding common stock, representing approximately 6.4 million shares. Through December 31, 2002, Compass had purchased six million shares, and may purchase an additional 400,000 shares, pursuant to the previous authorization.

D. Paul Jones, Jr., Compass chairman and chief executive officer, stated, "The authorization for the additional share repurchase program, combined with the shares repurchased to date, demonstrate the Board's confidence in Compass' performance and future prospects." The timing and amount of purchases, if any, under the programs will be dependent upon the availability and alternative uses of capital, market conditions and other factors. Repurchased shares will be placed in treasury and may subsequently be reissued for various corporate purposes, including employee benefit plans. As of December 31, 2002, there were approximately 126 million Compass Bancshares shares outstanding.

Earlier today, Compass announced record earnings and earnings per share for the 15th consecutive year. Earnings and earnings per share for the full year of 2002 increased 16 percent and 15 percent, respectively, from the prior year. Compass will host a live conference call and webcast at 2:00 p.m. Central Standard Time today. Additional material information, including forward-looking information such as considerations regarding future results, may be discussed during the presentation. To participate by telephone dial 1-888-543-2107, passcode Compass, or by webcast at www.compassweb.com. A copy of the presentation will be made available on our web site prior to the call. A replay of the conference call and webcast will be made available until midnight on January 23, 2002. To access a replay of the conference call dial 1-800-642-1687, conference ID 7253399. Shares of Compass' common stock are traded through the Nasdaq stock market under the symbol CBSS.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995 In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Compass Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are "forward-looking statements" that involve risks and uncertainties that may cause the Company's actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company's Annual Report on Form 10-K for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.


Contact:
     Compass Bancshares, Inc., Birmingham
     Investor Relations:
     Ed Bilek, 205/297-3331
     or
     Corporate Communications:
     Tom Dingledy, 205/297-3554
     www.compassweb.com